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Exhibit 3.1

CERTIFICATE OF FORMATION
OF
PG&E ENERGY RECOVERY FUNDING LLC

        This Certificate of Formation of PG&E Energy Recovery Funding LLC (the "Company") is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

        1.    Name.    The name of the limited liability company is PG&E Energy Recovery Funding LLC.

        2.    Registered Office.    The address of the registered office of the Company in Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808.

        3.    Registered Agent.    The name of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808.

        IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has caused this Certificate of Formation to be duly executed as of the 1st day of October 2004.

/s/ KENT M. HARVEY Kent M. Harvey, Authorized Person

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  Exhibit 3.1
CERTIFICATE OF FORMATION OF PG&E ENERGY RECOVERY FUNDING LLC